Exhibit 99.1

To Our Stockholders,

The second quarter of 2006 brought strong growth to your company.  Consolidated assets grew by $90 million from March 31, 2006 to $1.16 billion at June 30, 2006.  We experienced growth in all four of our markets.  Our 2006 annualized growth rate is approximately 22%.

During the first six months of 2006, our total assets increased by 11%, or $114.0 million, to $1.16 billion from $1.04 billion at December 31, 2005.  During this same period, net loans/leases increased by 15%, or $109.9 million, to $857.3 million from $747.4 million at December 31, 2005.  Total deposits increased by 15% to $804.1 million at June 30, 2006 when compared to $698.5 million at December 31, 2005.  Stockholders’ equity rose to $56.1 million at June 30, 2006 as compared to $54.5 million at December 31, 2005.

Net income for the quarter ended June 30, 2006 was $1.2 million, which was an improvement of 44%, or $370 thousand from the previous quarter.  Quarter-to-quarter total revenue increased by $2.2 million, or 12%, while total expense increased by $1.5 million, or 9%.   In a comparison to the first quarter of 2006, the combination of a 2% increase in net interest income, or $136 thousand, an increase in noninterest income of 29%, or $800 thousand, and a 35% decrease in the provision for loan/lease losses, or $192 thousand, was partially offset by an increase in noninterest expenses of 6%, or $489 thousand.  The gain on sale of a foreclosed asset at Quad City Bank & Trust contributed $745 thousand of pre-tax earnings, or 93%, of the quarter-to-quarter increase in noninterest income.  A 9% increase in salaries and employee benefits expense was the primary contributor to the increase in noninterest expenses during the second quarter.

During the second quarter of 2006, Quad City Bank & Trust completed the sale of a foreclosed asset, which resulted in a pretax gain of $745 thousand.  Also during the second quarter, the improved credit positions on a few large commercial loans at Quad City Bank & Trust resulted in reduced provisions to the allowance for estimated losses on loans/leases in both May and June.  The result of these reserve reversals produced an aggregate positive effect to second quarter net income of $290 thousand.

Previously, we announced our hiring of a team of bankers in the Milwaukee market, who since June have been operating as a branch of Rockford Bank & Trust.  During the second quarter, this new operation experienced an after-tax start-up loss of $219 thousand.  We firmly believe that the negative impact on earnings created by the expenditures necessary to establish our Wisconsin operation represents our contribution to a long-term investment, which should provide us and our stockholders with significant benefits in the future.

Quad City Bank & Trust, our first subsidiary bank, had total consolidated assets of $766.6 million at June 30, 2006, which was an increase of  $43.0 million from December 31, 2005.  At the close of the second quarter of 2006, Quad City Bank & Trust had net loans/leases of $574.9 million and deposits of $525.2 million, which were increases from December 31, 2005 of 11% and 10%, respectively.  The bank realized after-tax net income of $2.1 million for the second quarter of 2006, which was an increase of $665 thousand from $1.4 million for the first quarter of 2006.  The gain on sale of a foreclosed asset, in combination with the negative provisions to the allowance for estimated losses on loan/leases, contributed significantly to the quarter-to-quarter increase in net income.  At June 30, 2006, year-to-date earnings for the bank were $3.5 million, which is an increase of $191 thousand, or 6%, from one year ago.

Cedar Rapids Bank & Trust, which opened in September of 2001, surpassed the threshold of $300 million in total assets during the second quarter.  The bank reached total assets of $309.6 million at June 30, 2006, for an increase of $19.9 million from December 31, 2005.  At the end of the second quarter of 2006, Cedar Rapids Bank & Trust had net loans of $221.9 million and deposits of $219.7 million, which were increases from December 31, 2005 of 9% and 13%, respectively.  After tax net income for Cedar Rapids Bank & Trust for the second quarter of 2006 was $366 thousand, which was a decrease of $22 thousand from $388 thousand for the first quarter.  Two facilities were opened in Cedar Rapids in mid 2005, resulting in increased overhead.  At June 30, year-to-date earnings for the bank were $754 thousand, which is an increase of $27 thousand, or 4%, from one year ago.

Our newest banking subsidiary, Rockford Bank & Trust, reached total assets of $79.2 million, net loans of $60.5 million, and deposits of $60.3 million at June 30, 2006.  This represents growth from December 31, 2005 of $37.9 million, $35.0 million and $34.7 million, respectively.  During the second quarter, the Wisconsin operation contributed $8.2 million to net loan growth and $407 thousand to deposit growth.  Rockford Bank & Trust, which opened in January of 2005, experienced a net operating loss of $556 thousand for the second quarter of 2006 compared to a loss of $320 thousand for the first quarter.  The Wisconsin operation accounted for $219 thousand of the second quarter loss.  At June 30, year-to-date losses for the bank were $876 thousand compared to losses of $669 thousand for the first six months of 2005.  The results of operations in both Rockford and Milwaukee are consistent with our expectations for this de novo charter.  In December 2005, Rockford Bank & Trust opened a second location in a temporary facility on Guilford Road at Alpine Road in Rockford, and construction of the permanent facility is underway with completion expected in October 2006.

In August of 2005, we acquired M2 Lease Funds, LLC.  Since that time, the growth and earnings at this subsidiary have been consistent with our expectations.  At June 30, 2006, M2 Lease Funds had total assets of $46.0 million and pretax net income of $592 thousand year-to-date and $269 thousand for the second quarter. Growth in assets since December 31, 2005 has totaled $7.4 million.

We have two significant earnings challenges:
1.	Net interest margin—Pricing pressures on both loans and deposits is intense. It is somewhat surprising that in light of this fact, we continue to see new competition in some of our markets.
2.	Efficiency—We have created necessary overhead to develop our operations in Cedar Rapids, Rockford, and Milwaukee that we must now grow into.

We will focus on improving both of these areas.

There is no doubt that higher interest rates affect our consumer-led economy:  most credit cards carry adjustable rates and adjustable-rate mortgages (ARMs) are a very popular home-financing tool.

The plus side of the Fed’s rate increases is the significant increase in the income paid to the most conservative investors among us.  A 2% increase in income earned by the several trillion dollars in CDs and money market funds may swamp the added financing costs, or at least neutralize them.  When added to the anticipated growth in wages (as companies “battle” to keep and attract the workers they need), we may see a return of a more conservative consumer; spending from growing income and, perhaps, saving some (or maybe accumulating debt less rapidly).

After three years of cautious and short-term investing, we have started extending the maturity of our portfolios.  Our caution has protected, even grown, portfolio value through these years. We believe that the time has come to increase income levels by rebuilding a more typical portfolio structure.

We are pleased with the additional market share we believe we have generated this past quarter.  It is clear we must focus on our niches and maximize our competitive advantage in those areas.  We must not allow our products and services to be commoditized.

Thanks for your valued support.

Special Note Concerning Forward-Looking Statements.  This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “predict,” “suggest,” “appear,” “plan,” “intend,” “estimate,” “annualize,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United Sates to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of our strategy to establish denovo banks in new markets; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.